Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Iconix Brand Group, Inc.

New York, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and our report dated March 20, 2006, except for Note 19 which is as of September 27, 2006, relating to the consolidated financial statements and our report dated March 20, 2006 relating to the effectiveness of Iconix Brand Group, Inc.’s internal control over financial reporting and our report dated March 20, 2006 relating to the financial statement schedule included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, included and incorporated by reference in the Registration Statement (Form S-3 No. 333-138582) and related prospectus of Iconix Brand Group, Inc.

New York, New York

December 7, 2006